Exhibit 99
Elkin, NC 28621
June 22, 2007
Press Release
For Immediate Release
Yadkin Valley Financial Corporation Increases Second Quarter Dividend to
13 Cents Per Share and Appoints Julie A. Mason as Controller
The Board of Directors of Yadkin Valley Financial Corporation (“the Company”) (Nasdaq Global Select Market: YAVY), the holding company for Yadkin Valley Bank and Trust Company (“the Bank”), announced today a second quarter cash dividend of 13 cents per share, an increase of 1 cent (8.3%) over the first quarter dividend. The dividend is the 78th consecutive quarterly dividend and provides an annualized return of 2.79% on yesterday’s closing stock price of $18.64 per share. Payment will be made on July 27, 2007 to shareholders of record on July 6, 2007. The last dividend increase occurred in the second quarter of 2006 when it was raised from 11 cents to 12 cents per share.
The Board of Directors also announced that Julie A. Mason was appointed Vice President and Controller of the Company on June 21, 2007. She has been employed by the Bank since December, 2003, and was promoted to Vice President and Controller of the Bank in August, 2006. Julie is a Certified Public Accountant and previously worked for Barnard, Combs, Potts & Rhyne, PA in Statesville, North Carolina.
Yadkin Valley Bank and Trust Company, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), East Bend, Jonesville, and Yadkinville (Yadkin County), and Pfafftown (Forsyth County) are operated under the Yadkin Valley Bank name. Offices in Mooresville and Statesville (Iredell County), and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank”. Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank”. A loan production office in Wilmington, North Carolina is operating under the Yadkin Valley Bank name. Sidus Financial, LLC, a wholly-owned subsidiary with its headquarters in Greenville, North Carolina, provides mortgage banking services to customers in North Carolina, South Carolina, Virginia,

Georgia, Alabama, Florida, Maryland, Kentucky, Mississippi, Louisiana, Arkansas, Pennsylvania, West Virginia, Delaware and Tennessee.
For additional information contact:
Edwin E. Laws
Chief Financial Officer
(336) 526-6313